As filed with the Securities and Exchange Commission on July 16, 2007

Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-108919)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Agile Software Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0397905
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6373 San Ignacio Avenue

San Jose, California 95119

(Address, Including Zip Code, of Principal Executive Offices)

General Counsel

Agile Software Corporation

6373 San Ignacio Avenue

San Jose, California 95119

(408) 284-4000

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

COPY TO:

General Counsel

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

(650) 506-7000

and

Kenton King, Esq./Celeste Greene, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1100

Palo Alto, California 94301

(650) 470-4500

RECENT EVENTS: DEREGISTRATION

The Registration Statement on Form S-3 (Registration No. 333-108919) (the “Registration Statement”) of Agile Software Corporation, a Delaware corporation (“Agile”), pertaining to the registration of 1,794,997 shares of common stock of Agile, par value $0.001 per share (the “Agile Common Stock”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on September 18, 2003.

Oracle Corporation, a Delaware corporation (“Oracle”), Aqua Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Oracle (“Merger Sub”), and Agile entered into an Agreement and Plan of Merger, dated as of May 15, 2007 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into Agile, Agile would become a wholly-owned subsidiary of Oracle, and all outstanding shares of Agile Common Stock would be converted into the right to receive $8.10 in cash (these actions are collectively referred to as the “Merger”).

On July 12, 2007, Agile held a special meeting of stockholders at which the Agile stockholders adopted the Merger Agreement. The Merger became effective following the filing of Certificate of Merger with the Secretary of State of the State of Delaware on July 16, 2007 (the “Effective Time”).

As a result of the Merger, Agile has terminated all offerings of Agile Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Agile in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Agile Common Stock which remain unsold at the termination of the offering, Agile hereby removes from registration all shares of Agile Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons on July 16, 2007 in the capacities indicated.

AGILE SOFTWARE CORPORATION

By:	/S/ DANIEL COOPERMAN
Name: Daniel Cooperman
Title: President and Chief Executive Officer

Signature	Title	Date

/S/ DANIEL COOPERMAN Daniel Cooperman	President, Chief Executive Officer and Director (Principal Executive Officer)	July 16, 2007

/S/ ERIC R. BALL Eric Ball	Chief Financial Officer and Treasurer (Principal Financial Officer)	July 16, 2007

/S/ ERIC R. BALL Eric Ball	Chief Financial Officer and Treasurer (Principal Accounting Officer)	July 16, 2007